Exhibit 97.1

HENNESSY CAPITAL INVESTMENT CORP. VIII

POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

Introduction

The Board of Directors (the “Board”) of Hennessy Capital Investment Corp. VIII (the “Company”) has adopted this Policy on Recoupment of Incentive Compensation (this “Policy”), which provides for the recoupment of compensation in certain circumstances in the event of a restatement of financial results by the Company. This Policy shall be interpreted to comply with the requirements of U.S. Securities and Exchange Commission (“SEC”) rules and Nasdaq Stock Market (“Nasdaq”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules. This Policy shall apply to the Company and its subsidiaries (if any).

Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). Any determinations made by the Compensation Committee shall be final, conclusive and binding on all affected individuals. The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in all cases consistent with the Dodd-Frank Act. Discretionary determinations of the Compensation Committee or the Board under this Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated. The Compensation Committee or the Board may amend this Policy from time to time in its discretion.

Covered Executives

This Policy applies to any current or former “executive officer” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, of the Company or a subsidiary of the Company (each such individual, a “Covered Executive”). This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, executors, administrators, and other legal representatives.

Recoupment Upon Financial Restatement

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the Compensation Committee shall cause the Company to recoup from each Covered Executive, as promptly as reasonably possible, any erroneously awarded Incentive-Based Compensation, as defined below.

No-Fault Recovery

Recoupment under this Policy shall be required regardless of whether the Covered Executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement or engaged in any misconduct.

Compensation Subject to Recovery; Enforcement

This Policy applies to all compensation granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC, including share price and total shareholder return (“TSR”), including, but not limited to, performance-based cash, shares, options or other equity-based awards paid or granted to the Covered Executive (“Incentive-Based Compensation”). Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted shares or options with time-based vesting, or a bonus awarded solely at the discretion of the Board or Compensation Committee and not based on the attainment of any financial measure, is not subject to this Policy.

In the event of a Financial Restatement, the amount to be recovered will be the excess of (i) the Incentive-Based Compensation received by the Covered Executive during the Recovery Period (as defined below) based on the erroneous data and calculated without regard to any taxes paid or withheld, over (ii) the Incentive-Based Compensation that would have been received by the Covered Executive had it been calculated based on the restated financial information, as determined by the Compensation Committee. For purposes of this Policy, “Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Financial Restatement, as determined in accordance with the last sentence of this paragraph, or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 5608(b)(1)(i)(D) of the Nasdaq Listing Rules). The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

For Incentive-Based Compensation based on share price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Compensation Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the share price or TSR upon which the Incentive-Based Compensation was received and the Company shall document the determination of that estimate and provide it to Nasdaq.

Incentive-Based Compensation is considered to have been received by a Covered Executive in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

The Company may use any legal or equitable remedies that are available to the Company to recoup any erroneously awarded Incentive-Based Compensation, including, but not limited to, by collecting from the Covered Executive cash payments or ordinary shares of the Company from or by forfeiting any amounts that the Company owes to the Covered Executive. Covered Executives shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Policy, and the Company shall have no obligation to administer the Policy in a manner that avoids or minimizes any such tax consequences.

No Indemnification

The Company shall not indemnify any Covered Executive or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Covered Executive under this Policy or any claims relating to the Company’s enforcement of rights under this Policy.

Exceptions

The compensation recouped under this Policy shall not include Incentive-Based Compensation received by a Covered Executive (i) prior to beginning service as a Covered Executive or (ii) if he or she did not serve as a Covered Executive at any time during the performance period applicable to the Incentive-Based Compensation in question. The Compensation Committee (or a majority of independent directors serving on the Board) may determine not to seek recovery from a Covered Executive in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously awarded Incentive-Based Compensation and providing corresponding documentation of such attempt to Nasdaq), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to Nasdaq, or (C) recovery would likely cause the Company’s 401(k) plan or any other tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Other Remedies Not Precluded

The exercise by the Compensation Committee of any rights pursuant to this Policy shall be without prejudice to any other rights or remedies that the Company, the Compensation Committee or the Board may have with respect to any Covered Executive subject to this Policy, whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended), regulation or pursuant to the terms of any other policy of the Company, employment agreement, equity award, cash incentive award or other agreement applicable to a Covered Executive. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Incentive-Based Compensation under this Policy and any other such rights or remedies.

Acknowledgment

To the extent required by the Compensation Committee, each Covered Executive shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Executive shall be fully bound by, and must comply with, the Policy, whether or not such Covered Executive has executed and returned such acknowledgment form to the Company.

Effective Date and Applicability

This Policy has been adopted by the Board on March 25, 2026 and shall apply to any Incentive-Based Compensation that is received by a Covered Executive on or after March 25, 2026.

EXHIBIT A

DODD-FRANK COMPENSATION CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

By signing this Acknowledgement Form, the undersigned acknowledges, confirms and agrees that the undersigned: (i) has received and reviewed a copy of the Policy; (ii) is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company; and (iii) will abide by the terms of the Policy, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Policy, as determined by the Compensation Committee in its sole discretion.

Sign:
Name:	[Employee]
Date: